Exhibit 99.2

PRIVATE AND CONFIDENTIAL

Euronext N.V.
The Supervisory Board
The Management Board
Beursplein 5
1000 GD Amsterdam
The Netherlands	3rd January 2007

Gentlemen:

We understand that Euronext N.V. (“Euronext”) and New York Stock Exchange Group, Inc. (“NYSE”) propose to enter into an agreed transaction whereby Euronext shall combine with NYSE (the “Transaction”). We understand that pursuant to the Transaction, (i) a newly formed company (“Holdco”) will establish a subsidiary that will merge into NYSE with each share of NYSE common stock converting into the right to receive one share of Holdco common stock, and (ii) Holdco will make a mix-and-match exchange offer (the “Offer”) for all outstanding Euronext shares pursuant to which tendering Euronext shareholders will receive, in exchange for each outstanding Euronext common share, €21.32 in cash and 0.98 shares of common stock of Holdco (subject to their right to make elections to receive, subject to proration, all cash or all stock) upon the terms as described in the amended and restated Combination Agreement dated 24 November, 2006 (the “Agreement”).

You have asked for our opinion as to whether the consideration to be received by the holders of common shares of Euronext in the Offer is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other information of Euronext and NYSE;

ii)	reviewed certain internal financial statements and other financial and operating data concerning Euronext prepared by the management of Euronext;

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iii)	reviewed certain financial projections prepared by the management of Euronext and discussed the past and current operations and financial condition and the prospects of Euronext with senior executives of Euronext;

iv)	reviewed certain financial projections prepared by the management of NYSE and discussed the past and current operations and financial condition and the prospects of NYSE with senior executives of NYSE;

v)	reviewed the reported prices and trading activity for the common shares of Euronext and the common stock of NYSE;

vi)	compared the financial performance of each of Euronext and NYSE and the prices and trading activity of Euronext common shares and the NYSE common stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

viii)	discussed with Euronext and NYSE management their assessment of the benefits which they believe can be realized from this transaction;

ix)	participated in discussions and negotiations among representatives of Euronext and NYSE and their financial and legal advisers;

x)	reviewed the Agreement; and

xi)	reviewed such other information, performed such other analyses, and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including in relation to strategic, financial, and operational benefits expected to be realized from the transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Euronext and of NYSE. We are not legal, tax or regulatory advisors, we are financial advisors only. We have not made any independent valuation or appraisal of the assets or liabilities of Euronext or of NYSE, nor have we been furnished with any such appraisals. In addition, we have assumed that the transaction will be consummated in accordance with the terms set forth in the agreement, and that in connection with the receipt of all necessary antitrust and regulatory approvals for the transaction, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the transaction. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof, may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Supervisory and Management Boards of Euronext in connection with the Transaction and will receive a fee for our services, a substantial part of which is conditioned upon consummation of the Transaction. In the past, Morgan Stanley & Co. Limited and its affiliates have provided financial advisory and financing services for Euronext and NYSE, and have received fees for the rendering of these services. We may also seek to provide such services to Euronext, NYSE and Holdco in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Euronext or NYSE or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Supervisory and Management Boards of Euronext and may not be used for any other purpose without our prior written consent. It is not addressed to and may not be relied upon by any third party other than Euronext. Except as required by applicable law or regulation, this opinion may not be referred to, communicated or disclosed without our prior written consent. This opinion expresses no opinion or recommendation as to how Euronext shareholders should vote at any shareholders’ meeting to be held in connection with the Transaction nor as to whether they should accept the Offer. In addition, this opinion does not in any manner address the prices at which Holdco’s shares will trade following consummation of the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of common shares of Euronext in the Offer is fair from a financial point of view to such holders as a whole.

Very truly yours,

MORGAN STANLEY & CO. LIMITED

By: /s/ Caroline Silver

Caroline Silver
Vice Chairman

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Additional Information About the Pending Transaction

In connection with the proposed business combination transaction between NYSE Group and Euronext, a newly formed holding company, NYSE Euronext, has filed with the SEC a Registration Statement on Form S-4 (File No. 333-137506) (the “S-4”) that includes a proxy statement of NYSE Group, a shareholder circular of Euronext, and an exchange offer prospectus, each of which constitutes a prospectus of NYSE Euronext. The parties have filed other publicly available relevant documents concerning the proposed transaction with the SEC. The SEC declared the S-4 effective on November 27, 2006.

NYSE GROUP STOCKHOLDERS AND EURONEXT SHAREHOLDERS ARE URGED TO READ THE FINAL PROXY STATEMENT/PROSPECTUS, SHAREHOLDER CIRCULAR/PROSPECTUS AND EXCHANGE OFFER PROSPECTUS REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

You may obtain a free copy of the S-4, the final proxy statement/prospectus, the final shareholder circular prospectus, and, if and when such document becomes available, exchange offer prospectus and other related documents filed by NYSE Group and NYSE Euronext with the SEC at the SEC’s Web site at www.sec.gov. The final proxy statement/prospectus, shareholder circular/prospectus and, if and when it becomes available, exchange offer prospectus and the other documents may also be obtained for free by accessing NYSE Group’s Web site at http://www.nyse.com.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.